Exhibit 99.1

January 10, 2009

Dear Stockholder:

As we finish a difficult year and begin 2009, we realize that we will continue to face challenges and must plan our business accordingly.

In further response to current economic conditions, our board of directors took action in December and voted to alter our stockholder distribution policy so that any distribution payments declared will now occur quarterly as opposed to monthly.  Moving the distribution payment schedule from a monthly to a quarterly basis is expected to reduce expenses and conserve cash of over $1.0 million annually.  In addition, we may reduce the level of our distribution payouts going forward, provided we comply with the real estate investment trust (“REIT”) distribution requirement that we distribute no less than 90 percent of our taxable income.  As a result, the enclosed distribution represents your last monthly distribution from Inland Western.  Going forward, any distributions declared will be paid subsequent to the quarter end.

The announcement of this board decision was filed with the Securities and Exchange Commission (“SEC”) and may also be accessed on our company website at www.inlandwestern.com under Investor Relations/SEC Filings.  The board of directors will determine the distribution date and rate for the first quarter 2009, representing the three months ended March 31, 2009, at its regularly scheduled monthly board meeting in March.

If your distribution funds are forwarded to you from a third party, such as your IRA custodian or brokerage firm, you may need to alter such arrangements with the third party as Inland Western distributions will no longer be paid on a monthly basis.  You should contact the third party directly for the procedure to make any required changes.

Enclosed is your portion of this month’s distribution to stockholders based upon an annualized distribution rate of $0.6425 per share, which equates to a 6.425% yield based upon a $10.00 share price.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Form 1099s will be mailed to stockholders of record on or before January 31, 2009 by Registrar and Transfer Company (“R&T”).  Tax information, as well as other account information, may be accessed on R&T’s website at www.rtco.com.

If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
Chief Executive Officer and President

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com